UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 8, 2017

AVID TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-36254	04-2977748
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Network Drive, Burlington, Massachusetts  01803
(Address of Principal Executive Offices)   (Zip Code)

(978) 640-6789
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⎕ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⎕ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⎕ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⎕ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Long-Term Equity Grants

On March 8, 2017, the compensation committee (the “Committee”) of the board of directors of Avid Technology, Inc. (the “Company”) approved the grant of restricted stock units (“RSUs”) to our named executive officers (“NEOs”) (see table below), with 50% of the RSUs subject to performance-based vesting and 50% of the RSUs subject to time-based vesting. The award of the performance-based RSUs disclosed in the table below is subject to the approval by the Company’s stockholders of an amendment to the Company’s 2014 Stock Incentive Plan (the “2014 Plan”), including an increase in the number of shares authorized under the 2014 Plan, at the Company’s 2017 Annual Meeting of Stockholders. In the event that such an amendment to the 2014 Plan is not approved by the Company’s stockholders, the performance-based RSU’s will be cancelled.

The time-based RSUs will vest as follows: 33.3% will vest on the first anniversary of the grant date and an additional 8.33% will vest at the end of each three-month period, starting from the first anniversary of the grant date and ending when the time-vested portion has been fully vested.

The performance-based RSUs will vest if either (1) the Company achieves a target “Conversion Rate” (described below) for 2017 (with partial vesting if the Conversion Rate exceeds a threshold based on the Company’s Conversion Rate for 2014), or (2) the closing price of the Company’s common stock, as reported on NASDAQ, equals or exceeds a threshold level (the “stock price hurdle”) for at least 20 consecutive days in 2017, 2018 or 2019.

For purposes of these awards:

The “Conversion Rate” is the ratio calculated by dividing Adjusted Free Cash Flow by Adjusted EBITDA. Adjusted Free Cash Flow and Adjusted EBITDA are non-GAAP financial measures. We define Adjusted EBITDA as net income or loss before interest, taxes, depreciation, stock-based compensation, and amortization, adjusted for certain non-operating charges, such as restructuring, mergers and acquisitions, and management change expenses (among others). We define Adjusted Free Cash Flow as operating cash flow less capital expenditures where operating cash flow excludes certain non-operating charges such as, among others, restructuring, merger and acquisition and management change expenses. The extent to which the Company achieves the target and/or threshold Conversion Ratio for 2017 will be determined by the Company’s board of directors or a duly authorized committee in 2018, after the publication of the Company’s audited financial statements for the year ending December 31, 2017.

The stock price hurdle is $7.65 for 2017, $8.42 for 2018, and $9.26 for 2019.

Except to the extent an NEO’s employment agreement, offer letter or other agreement provides otherwise, vesting of performance-based RSUs is conditioned on the NEO being employed by the Company on the date the final vesting determination is made. Any RSUs that have not vested by January 1, 2020, will be forfeited. RSUs that vest will be settled in shares of the Company’s common stock.

The Committee approved the following RSU grants to our NEOs:

Employee Name	Title	No. of time based RSUs	No. of performance based RSUs
Louis Hernandez, Jr.	Chief Executive Officer	294,117	294,117
Brian Agle	SVP and Chief Financial Officer	88,235	88,235
Jeff Rosica	President	98,039	98,039
Jason A. Duva	SVP Strategic Initiatives and General Counsel	49,019	49,019
Dana Ruzicka	VP and Chief Product Officer	40,196	40,196

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVID TECHNOLOGY, INC.
(Registrant)

Date: March 14, 2017	By: /s/ Brian E. Agle Name: Brian E. Agle Title: Senior Vice President and CFO